Press Release

Exhibit 99.59

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP PROVIDES YEAR-END UPDATE

Tulsa, Oklahoma, January 6, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that, based on preliminary estimated results, it ended the year with an unrestricted cash balance in excess of $210 million, approximately the same balance the Company reported on September 30, 2008. During the fourth quarter, operating losses and changes in working capital were offset by the benefit of a $100 million cash dividend from the Company’s vehicle finance subsidiary that was paid in November 2008.

“These are uncertain times in the overall economy and particularly in the automobile and travel industries. Ending the quarter with estimated unrestricted cash of over $210 million and tangible net worth provides us with financial capacity to continue to execute our strategic plans over the coming months as we, and the entire rental car industry, deal with a less robust overall economy and a difficult used vehicle market,” said Scott L. Thompson, President and Chief Executive Officer.

Consistent with its previously disclosed outlook, the Company estimates that it will incur a fourth quarter non-GAAP pre-tax loss significantly in excess of the prior year’s fourth quarter loss, resulting in a non-GAAP pre-tax loss for the year.

“As anticipated, the fourth quarter was extremely challenging due to current economic conditions. Based on preliminary data, our results were negatively impacted in the areas of utilization, rate per day and vehicle depreciation costs. Although we will end the quarter with a loss, our results were in line with expectations. The management team’s focus is cash flow and we have made good progress in that area while also reducing our overall cost structure to position the Company for the anticipated challenges of 2009,” said Thompson.

The above data relating to year-end results are preliminary estimates based on information available at this time. The Company will release its fourth quarter and full year results in February 2009.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 7,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include the impact of persistent pricing and demand pressures, particularly in light of the current instability in the global financial markets and concerns about economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us; the financial performance and prospects of our principal vehicle supplier and whether recently adopted federal support for the U.S. automotive industry is successful; volatility in gasoline prices; the impact of pricing and other actions by competitors, particularly if demand continues to be soft; airline travel patterns, including further disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions; the cost and other terms of acquiring and disposing of automobiles and the impact of current adverse conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans; our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and our exposure to the used car market; our ability to obtain cost-effective financing as needed without unduly restricting operational flexibility, particularly if the current instability in the global financial markets is prolonged; our ability to comply with financial covenants or to obtain necessary amendments or waivers; our ability to manage the consequences under our financing agreements of a default by any of the Monolines that provide credit support for our asset backed financing structures; whether counterparties under our derivative instruments will continue to perform as required; whether governmental and regulatory initiatives in the United States and elsewhere to stabilize the financial markets will be successful; the effectiveness of other actions we take to manage costs and liquidity; disruptions in information and communication systems we rely on, including those relating to methods of payment; access to reservation distribution channels; the cost of regulatory compliance and the outcome of pending litigation; local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and the impact of natural catastrophes and terrorism. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission.

Contacts:

Financial:	H. Clifford Buster III	Media: Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
chris.payne@dtag.com